May 16, 2012 06:22 AM Eastern Daylight Time

22nd Century Group Closes Financing and Reports First Quarter Financial Results

CLARENCE, N.Y. —(BUSINESS WIRE)— 22nd Century Group, Inc. (OTCBB: XXII), a company that has developed groundbreaking technology for tobacco harm reduction and smoking cessation products, yesterday closed a $1 million private placement and filed its first quarter 2012 report on Form 10-Q with the Securities and Exchange Commission.

On May 15, 2012, 22nd Century Group, Inc. (the “Company”) entered into a securities purchase agreement with certain accredited investors (collectively, the “Investors”), whereby the Investors acquired approximately 1.7 million shares of the Company’s common stock, $0.00001 par value (the “Common Stock”), and warrants with a 5-year term to purchase up to approximately 1.7 million shares of the Company’s Common Stock at an exercise price of $1.00 per share (the “Warrants”) for an aggregate purchase price of approximately $1 million in a private placement (the “Offering”). The Company intends to use the proceeds from the Offering for tobacco leaf purchases, working capital, and other general corporate purposes.

Chardan Capital Markets, LLC acted as the exclusive placement agent for the transaction.

22nd Century Group reported a first quarter 2012 net loss of approximately $2.12 million, including a $1.24 million non-cash expense attributed to the Company’s warrant liability (“Warrant Liability”), or 8 cents per diluted common share. The first quarter 2012 net loss, not including the Warrant Liability, was $0.88 million or 3 cents per diluted common share, compared to a net loss of $0.65 million or 3 cents per diluted common share for the same period in 2011. The Company reported no revenue in the first quarter 2012 compared to $0.17 million revenue for the same period in 2011.

Expected Milestones in 2012

Potential out-licensing and partnership opportunities

22nd Century owns or exclusively controls 101 issued patents in 78 countries plus an additional 38 pending patent applications. The Company is continuing negotiations with potential licensees and partners for its proprietary technology, tobacco varieties and products in the United States, Europe, India and China. Joseph Pandolfino, 22nd Century Group’s Chief Executive Officer stated, “Our management preferred a modest capital raise at this time since we expect at least one major licensing and/or partnership agreement over the next few months. We are exceptionally sensitive to shareholder dilution and have kept our burn rate quite manageable as we approach various milestones.”

Commercial Products

Before the national distribution of the Company’s super premium products in the United States, 22nd Century is in the process of identifying additional contract manufacturers to facilitate the production and marketing of its products.

Modified Risk Tobacco Products

22nd Century announced on April 10, 2012 that applications will be filed in the second half of 2012 with the U.S. Food and Drug Administration (FDA) for two types of its proprietary modified risk cigarette candidates in accordance with the FDA’s Modified Risk Tobacco Product Applications Draft Guidance released on March 30, 2012. The first cigarette, referred to as BRAND A, is a very low nicotine (“VLN”) cigarette that contains the world’s lowest nicotine tobacco. The second cigarette, referred to as BRAND B, is a low-tar cigarette with a relatively high nicotine tobacco blend, effectively the world’s lowest tar-to-nicotine ratio cigarette.

Independent Smoking Cessation Clinical Trials

VLN cigarettes have been the focus of numerous independent studies for smoking cessation, including five clinical trials (with approximately 2,000 subjects collectively) in which VLN cigarettes have increased quitting. Results from two additional independent smoking cessation clinical trials with VLN cigarettes are expected to be available this year. Queen Mary University of London, in collaboration with Pfizer Inc., is conducting a smoking cessation clinical trial to evaluate whether the use of 22nd Century’s VLN cigarettes in combination with medication (Chantix® or NRT) increases quitting over the use of Chantix® or NRT alone (ClinicalTrials.gov Identifier NCT01250301). This trial will be completed in June 2012.

Secondly, the University of Minnesota Masonic Cancer Center recently completed a follow-up Phase II trial (ClinicalTrials.gov Identifier NCT01050569) to compare quitting smoking among three treatments: (i) exclusive use of 22nd Century’s VLN cigarette, (ii) exclusive use of a 21-mg nicotine patch, and (iii) concurrent use of 22nd Century’s VLN cigarette and a 21-mg nicotine patch.

The Clinical Trials Research Unit, University of Auckland completed a Phase III/IV smoking cessation trial with 1,410 subjects. Half of the subjects were treated with VLN cigarettes plus NRT (nicotine patch, gum and/or lozenge) and had significantly higher quitting rates at all measured time points (3 weeks, 6 weeks, 3 months and 6 months) than the half treated with NRT only. The New Zealand Herald described the study as “groundbreaking.” The manuscript has been accepted for publication in Addiction.

22nd Century will evaluate results from these independent clinical trials to determine which variables optimize quitting for X-22, the Company’s prescription-based smoking cessation aid in development consisting of a kit of VLN cigarettes. 22nd Century’s X-22 Investigational New Drug Application was cleared by the FDA in July 2011. 22nd Century may proceed with a Phase III clinical trial as early as the fourth quarter 2012. The Company is currently identifying potential partners for the further development and worldwide commercialization of X-22.

For additional information on 22nd Century Group, please visit: www.xxiicentury.com

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual financial report on Form 10-K dated April 16, 2012, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399

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